Exhibit 99.1

[SOURCINGLINK LOGO APPEARS HERE]

PRESS RELEASE

INVESTOR RELATIONS CONTACT

Gary Davidson

Chief Financial Officer

858.385.8900, Ext. 301

Fax: 858.385.8997

Email: investor@sourcinglink.net

FOR IMMEDIATE RELEASE:

SOURCINGLINK ANNOUNCES FOURTH QUARTER AND

YEAR-END RESULTS

SAN DIEGO, CA, JUNE 23, 2003, — SourcingLink.net, Inc. (OTC BB: SNET.OB), a provider of business-to-business merchandise eSourcing, today announced its fourth quarter and 12-month results for fiscal year 2003, ended March 31.

Net revenues for the fourth quarter were $914,000, compared to $825,000 in the same period a year ago. The net loss for the three-month period was $184,000, or $0.02 a share, compared to a net loss of $324,000, or $0.04 a share, a year ago. For the 12 months of fiscal 2003, net revenues were $3,280,000, compared to $3,672,000 in the prior fiscal year, and the net loss was $1,520,000, or $0.16 a share, compared to a net loss of $1,951,000, or $0.24 a share, last year.

The fiscal year 2003 fourth quarter loss includes a non-cash write-off of capitalized Web site development costs of $121,000. The fourth quarter net loss excluding this non-cash charge is $63,000.

The increase in net revenues for the fourth quarter of fiscal year 2003 as compared to the same three months a year earlier is due to increased sales in both the hosted solutions and services sectors. The Company increased its revenue from supplier subscriptions for the Company’s hosted Internet solution, MySourcingCenter®, and increased the number of customers for its services. The decline in net revenues for the 12-month period as compared to the prior year is due to a lower level of services activity in the first nine months of this fiscal year, primarily associated with the approaching completion of the services work under the three-year, $9 million Carrefour contract. The Company is completing its services work under the Carrefour contract in the first part of fiscal 2004, and as of May 2003 the Company has received the full balance due for services under the contract, including all fees for services to be performed in early fiscal 2004. The overall decrease in 12-month services revenue was partially offset by an increase in MySourcingCenter® revenue for the year. The decrease in the net losses during the three and 12-month periods in fiscal year 2003 from the net losses in the same periods in fiscal year 2002 is primarily attributable to reduced operating expenses in the current year, associated mainly with reduced labor and related costs.

SourcingLink’s Chairman and CEO Marcel van Heesewijk commented, “SourcingLink is successfully completing its multi-year services contract with Carrefour. The Company assisted in the proof-of-concept and full implementation of new business methodologies with Carrefour. While we are pleased with the outcome of that work and the value delivered, the completion of that major contract during fiscal 2004 will have an impact on our business. The Carrefour project has been a major source of revenue and cash flow for the Company over the last three years. We have anticipated both a reduction in revenue and our need to grow our customer pipeline. The Company reduced its cost structure during the third quarter of fiscal year 2003 to better align our costs with our anticipated revenue base. And the Company is aggressively pursuing target customers and sales efforts for our solutions.

“With Makro Asia, we received revenue from our first significant performance-based services contract in the fourth quarter of fiscal 2003. We have also expanded our services customer base over the latter part of this fiscal year,” Mr. van Heesewijk continued. “We are pursuing additional services agreements with both WorldWide Retail Exchange members, independent retailers and with large suppliers to retailers. We are pleased to announce that one of these target customers recently signed a contract for the analysis stage of a services engagement, and we expect this to develop into other performance-based contracts.

“In the MySourcingCenter® segment of our business, we are completing the annual renewal period for subscriptions to our online sourcing solution with the suppliers of the Leroy Merlin International Purchasing Department. We believe that renewals are proceeding on-target. We are also discussing rollouts of MySourcingCenter® with several additional retailers in both the US and Europe, as the need to achieve private electronic connectivity between retailers and their supplier base, which is frequently called “supplier on-boarding,” is being viewed by many as a key strategic advantage in today’s business environment.”

Concluded Mr. van Heesewijk, “We are pursuing the customer base and other necessary measures to execute our plans, and continue to provide value with our eSourcing solutions that we tailor to this continuously evolving market.”

About SourcingLink:

SourcingLink (www.SourcingLink.net) is a provider of business-to-business merchandise sourcing solutions for the retail industry, providing strategic services and hosted solutions that enable retail buyers and their suppliers from around the world to market, source and negotiate with speed and improved margin.

SourcingLink and MySourcingCenter are registered trademarks of SourcingLink.net, Inc.

Any statements in this announcement about future events or outcomes are preliminary and based on partial information and assumptions, and actual results may differ materially. The matters discussed in this announcement contain forward-looking statements that involve risks and uncertainties, including, but not limited to, the successful deployment of new Web-based technologies and solutions, the development and growth of markets targeted by SourcingLink, the continued employment of key employees, the acceptance of electronic collaborative solutions, services and exchanges by retailers and suppliers, the successful and timely marketing and sales of the Company’s services and solutions with retailers, suppliers and exchanges, the continuation of agreements with significant business partners, subsequent competition and the impact of supply chain exchanges, general economic conditions in the U.S. and abroad, and other risks detailed from time to time in the Company’s public disclosure filings with the U.S. Securities and Exchange Commission. Copies of the most recent forms 10KSB and 10QSB of SourcingLink are available upon request from its corporate office. SourcingLink expressly disclaims any obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or otherwise to revise or update any oral or written forward-looking statement that may be made from time to time by or on behalf of the Company.

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SourcingLink.net, Inc. (SNET)

Consolidated Condensed Statements Of Operations

(Unaudited)

	Three months ended March 31,		Year Ended March 31,
	2003	2002	2003	2002
Revenue	$914,000	$825,000	$3,280,000	$3,672,000
Cost of revenue	329,000	304,000	1,212,000	1,358,000

Gross profit	585,000	521,000	2,068,000	2,314,000
Operating expenses:
Selling, general and administrative	502,000	658,000	2,913,000	3,557,000
Product development	278,000	199,000	780,000	773,000

Total operating expenses	780,000	857,000	3,693,000	4,330,000

Operating loss	(195,000)	(336,000)	(1,625,000)	(2,016,000)

Other income, net	11,000	12,000	105,000	65,000

Net loss	$(184,000)	$(324,000)	$(1,520,000)	$(1,951,000)

Net loss per common share (basic and diluted)	$(0.02)	$(0.04)	$(0.16)	$(0.24)

Weighted average number of shares used in per share calculation (basic and diluted)	9,363,000	8,285,000	9,360,000	8,175,000

Consolidated Condensed Balance Sheets

(Unaudited)

	March 31, 2003	March 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,346,000	$2,934,000
Accounts receivable, net	171,000	61,000
Other current assets	59,000	105,000

Total current assets	1,576,000	3,100,000
Property and equipment and other non-current assets	175,000	511,000

Total assets	$1,751,000	$3,611,000

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities	$879,000	$1,239,000
Total stockholders’ equity	872,000	2,372,000

Total liabilities and stockholders’ equity	$1,751,000	$3,611,000

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